Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS RESULTS
FOR FISCAL 2015 FIRST QUARTER

First Quarter Results In-Line with Company Model

•	Net Earnings per Diluted Share of $.93
•	Quarterly Net Sales Increase by Approximately 3.1%
•	Quarterly Comparable Sales Increase by Approximately 2.2% (2.5% on a constant currency basis)
•	Modeling Fiscal 2015 Second Quarter Net Earnings per Diluted Share of Approximately $1.18 to $1.23
•	Continues to Model Fiscal 2015 Net Earnings per Diluted Share to be Between Relatively Flat and a Mid-Single Digit Percentage Increase

UNION, New Jersey, June 24, 2015 --- Bed Bath & Beyond Inc. today reported financial results for the first quarter of fiscal 2015 ended May 30, 2015.

Fiscal 2015 First Quarter Results

For the first quarter of fiscal 2015, the Company reported net earnings of $.93 per diluted share ($158.5 million) compared with net earnings for the first quarter of fiscal 2014 of $.93 per diluted share ($187.1 million).  Net sales for the first quarter of fiscal 2015 were approximately $2.738 billion, an increase of approximately 3.1% from net sales of approximately $2.657 billion reported in the first quarter of fiscal 2014.  Comparable sales in the first quarter of fiscal 2015 increased by approximately 2.2%, compared with an increase of approximately 0.4% in last year’s fiscal first quarter.  Comparable sales for the first quarter of fiscal 2015 include an approximate 0.3% unfavorable impact from the year over year change in the Canadian currency exchange rate.

Linen Holdings is excluded from the comparable sales calculations and will continue to be excluded on an ongoing basis because it represents non-retail activity.

Share Repurchase Program

During the first quarter of fiscal 2015, the Company repurchased approximately $385 million of its common stock, representing approximately 5.3 million shares.  As of May 30, 2015, the remaining balance of the existing $2.0 billion share repurchase program was approximately $499 million.

Fiscal 2015 Second Quarter and Full Year Financial Model

The Company is modeling a 2.0% to 3.0% increase for comparable sales for the fiscal 2015 second quarter and continues to model a 2.0% to 3.0% increase for the remainder of the year.  Net earnings per diluted share are modeled to be in the range of $1.18 to $1.23 for the fiscal 2015 second quarter and to be between relatively flat and a mid-single digit percentage increase for the fiscal full year.  The modeling of net earnings per diluted share is based upon a number of assumptions which will be described in the Company’s first quarter of fiscal 2015 conference call. Information regarding access to the call is available in the Investor Relations section of the Company’s website, www.bedbathandbeyond.com.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a retailer selling a wide assortment of domestics merchandise and home furnishings which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon or Harmon Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products from the Company either in-store, online or through a mobile device. The Company has the developing ability to have customer purchases picked up in-store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors.  The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries.  Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

The Company operates websites at bedbathandbeyond.com, worldmarket.com, buybuybaby.com, christmastreeshops.com, and harmondiscount.com.   As of May 30, 2015, the Company had a total of 1,514 stores, including 1,021 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 269 stores under the names of World Market, Cost Plus World Market or Cost Plus, 96 buybuy BABY stores, including its first in Canada, 78 stores under the names Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, and 50 stores under the names Harmon or Harmon Face Values.  During the fiscal first quarter, the Company opened two Bed Bath & Beyond stores and closed one Cost Plus World Market store.  In addition, the Company is a partner in a joint venture which operates five stores in the Mexico City market under the name Bed Bath & Beyond.

Forward Looking Statements

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; liquidity; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to political instability, labor disturbances and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s growth; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information; reputational risk arising from challenges to the Company’s or a third party supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements; new, or developments in existing, litigation, claims or assessments; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards including, without limitation, changes to lease accounting standards; foreign currency exchange rate fluctuations; and the integration of acquired businesses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Janet M. Barth	(908) 613-5820
Kenneth C. Frankel	(908) 855-4554

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended

	May 30,	May 31,
	2015	2014

Net sales	$2,738,495	$2,656,698

Cost of sales	1,694,362	1,625,813

Gross profit	1,044,133	1,030,885

Selling, general and administrative expenses	770,864	730,184

Operating profit	273,269	300,701

Interest expense, net	19,901	2,094

Earnings before provision for income taxes	253,368	298,607

Provision for income taxes	94,917	111,555

Net earnings	$158,451	$187,052

Net earnings per share - Basic	$0.94	$0.94
Net earnings per share - Diluted	$0.93	$0.93

Weighted average shares outstanding - Basic	168,772	199,619
Weighted average shares outstanding - Diluted	171,133	202,096

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, unaudited)

	May 30,	May 31,
	2015	2014

Assets

Current assets:
Cash and cash equivalents	$615,230	$536,568
Short term investment securities	76,872	176,242
Merchandise inventories	2,844,361	2,699,722
Other current assets	394,238	396,174

Total current assets	3,930,701	3,808,706

Long term investment securities	100,463	89,746
Property and equipment, net	1,657,119	1,559,880
Goodwill	486,279	486,279
Other assets	424,515	417,717

	$6,599,077	$6,362,328

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,133,673	$1,108,449
Accrued expenses and other current liabilities	431,216	369,039
Merchandise credit and gift card liabilities	317,899	290,055
Current income taxes payable	90,365	115,274

Total current liabilities	1,973,153	1,882,817

Deferred rent and other liabilities	491,095	489,334
Income taxes payable	82,633	95,830
Long term debt	1,500,000	-

Total liabilities	4,046,881	2,467,981

Total shareholders' equity	2,552,196	3,894,347

	$6,599,077	$6,362,328

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended

	May 30,	May 31,
	2015	2014

Cash Flows from Operating Activities:

Net earnings	$158,451	$187,052
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	62,617	57,964
Stock-based compensation	17,740	18,162
Tax benefit from stock-based compensation	6,978	5,913
Deferred income taxes	(4,234)	(21,823)
Other	(403)	(298)
Increase in assets:
Merchandise inventories	(112,188)	(119,407)
Trading investment securities	(3,363)	(2,293)
Other current assets	(26,846)	(22,240)
Other assets	(6,909)	(1,758)
Increase (decrease) in liabilities:
Accounts payable	7,307	33,417
Accrued expenses and other current liabilities	27,779	(16,940)
Merchandise credit and gift card liabilities	11,718	5,758
Income taxes payable	16,398	58,194
Deferred rent and other liabilities	(1,017)	2,267

Net cash provided by operating activities	154,028	183,968

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(16,873)	(39,369)
Redemption of held-to-maturity investment securities	50,000	352,500
Capital expenditures	(72,364)	(66,932)

Net cash (used in) provided by investing activities	(39,237)	246,199

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	7,536	9,705
Excess tax benefit from stock-based compensation	2,215	1,087
Repurchase of common stock, including fees	(385,349)	(272,883)

Net cash used in financing activities	(375,598)	(262,091)

Effect of exchange rate changes on cash and cash equivalents	463	1,976

Net (decrease) increase in cash and cash equivalents	(260,344)	170,052

Cash and cash equivalents:
Beginning of period	875,574	366,516
End of period	$615,230	$536,568